CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-164109 on Form S-1 of our report dated December 2, 2009 relating to the consolidated financial statements of Pioneer Financial Services Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (i) the adoption of a new accounting pronouncement and (ii) a special dividend), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

January 19, 2010